Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Clark, Senior Marketing Manager
781-238-1111

For Immediate Release

RADVIEW REPORTS THIRD QUARTER 2004 RESULTS

BURLINGTON, MA — October 28, 2004 — RadView Software Ltd. (OTCBB: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the quarter ended September 30, 2004.

Revenues for the third quarter of 2004 were $1,286,000 compared to $1,152,000 in the third quarter of 2003.  The Company’s net loss for the third quarter of 2004 was $768,000, or $0.04 per share, compared to a net loss of $1,062,000, or $0.06 per share, in the third quarter of 2003.

“We are pleased with the sequential and year-over-year increase in our revenues,” said Ilan Kinreich, CEO of RadView Software.  “The reported growth is a validation of the viability of our strategic plan and encourages us to continue on that path.”

Mr. Kinreich further commented, “For the rest of 2004, we are focused on improving the revenue performance of our direct sales, especially in our international operations.  We will also continue to expand our relationships with strategic and channel partners.  The successful execution of these initiatives will deliver continued growth and advance us farther on the path to profitability.”

Revenues for the first nine months of 2004 were $3,334,000 compared to $3,583,000 in the first nine months of 2003.  The Company’s net loss for the first nine months of 2004 was $2,914,000, or $0.15 per share, compared to a net loss of $3,998,000, or $0.24 per share, in the first nine months of 2003.

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Thursday, October 28, 2004 at 5:00 p.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.  An audio replay of the call will also be available until midnight on November 4, 2004 and can be accessed by calling (877) 856-8965 or (402) 220-1609.

About RadView

RadView™ Software Ltd. (OTCBB: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.  Deployed at over 1,450 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle.  Corporate offices are located in Burlington, MA.  For more information visit www.radview.com or call 1-888-RADVIEW.

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Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

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RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Software licenses	$703	$585	$1,673	$1,874
Services	583	567	1,661	1,709
Total Revenues	1,286	1,152	3,334	3,583

Cost of Sales:
Software licenses	15	63	64	98
Services	84	93	241	323
Total Cost of Sales	99	156	305	421

Gross Profit	1,187	996	3,029	3,162

Operating Expenses:
Sales and marketing	899	940	2,601	3,210
Research and development	617	627	1,885	2,127
General and administrative	442	414	1,361	1,257
Stock-based compensation	—	83	84	297
Restructuring charges	—	—	—	245
Total Operating Expenses	1,958	2,064	5,931	7,136

Operating loss	(771)	(1,068)	(2,902)	(3,974)

Interest income, net	6	5	12	29
Other expense	(3)	1	(24)	(53)

Net loss	$(768)	$(1,062)	$(2,914)	$(3,998)

Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.15)	$(0.24)

Weighted average number of shares used in computing basic and diluted net loss per share	20,511	16,517	19,591	16,489

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$3,131	$3,075
Accounts receivable, net	510	678
Prepaid expenses and other current assets	313	426
Total current assets	3,954	4,179

Property and Equipment, net	188	333
Other Assets	577	643

Total Assets	$4,719	$5,155

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$339	$367
Accrued expenses	938	989
Restructuring reserve, current	44	225
Deferred revenue	1,952	1,064
Total current liabilities	3,273	2,645

Long-term Liabilities:
Restructuring reserve, less current portion	—	95
Accrued severance	664	619
Total long-term liabilities	664	714

Total Liabilities	3,937	3,359

Shareholders’ Equity:
Ordinary shares	51	43
Additional paid-in capital	56,813	55,010
Deferred compensation	—	(89)
Accumulated deficit	(55,982)	(53,068)
Treasury shares, at cost	(100)	(100)
Total Shareholders’ Equity	782	1,796

Total Liabilities and Shareholders’ Equity	$4,719	$5,155